Exhibit 4.2

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is not a deposit or other obligation of a depository institution and is not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

CUSIP NO. 949746SR3	PRINCIPAL AMOUNT: A$

ISIN XS1602313196

REGISTERED NO.

WELLS FARGO & COMPANY

Floating Rate Notes Due April 27, 2022

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of                                  AUSTRALIAN DOLLARS (A$                    ) (or such other principal sum as has been most lately endorsed on the Schedule of Exchanges of Interests hereto) on April 27, 2022 and to pay interest thereon from April 27, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for on the dates and at the rate set forth below, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest next preceding such Interest Payment Date. The Regular Record Date for an Interest Payment Date shall be the fifteenth calendar day, whether or not a Business Day, prior to such Interest Payment Date. Interest payable upon Maturity will be paid to the Person to whom principal is payable. “Business Day” as used herein is a day on which commercial banks settle payments and are open for general business in each of New York City, London and Sydney.

The interest rate per annum for this Security will be equal to three-month BBSW (as defined below) plus 1.10%, as determined by the calculation agent for this Security (the

“Calculation Agent”), and will be reset quarterly on each January 27, April 27, July 27 and October 27, commencing July 27, 2017. Each of these dates on which interest will be reset shall be referred to as an “Interest Reset Date.” If an Interest Reset Date would fall on a day that is not a Business Day, such Interest Reset Date will be postponed to the following day that is a Business Day; provided, however, if such next Business Day is in the next calendar month, then such Interest Reset Date shall be the immediately preceding Business Day. The initial interest rate per annum for this Security will be equal to three-month BBSW plus 1.10%, as determined on April 27, 2017 by the Calculation Agent.

Interest on this Security will be paid on each January 27, April 27, July 27 and October 27, commencing July 27, 2017, and at Maturity. Each of these dates on which interest will be paid is referred to as an “Interest Payment Date.” If an Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of Maturity, such Interest Payment Date will be postponed to the following day that is a Business Day; provided, however, if such next Business Day is in the next calendar month, then such Interest Payment Date shall be the immediately preceding Business Day. If the date of Maturity would fall on a day that is not a Business Day, the payment of principal and any premium and interest shall be made on the next Business Day, with the same force and effect as if made on the due date, and no additional interest shall accrue on the amount so payable for the period from and after such date of Maturity.

The Calculation Agent will determine the BBSW rate for each Interest Period on each Interest Determination Date. The “Interest Determination Date” for an Interest Period is the first day of such Interest Period. The “BBSW rate” will be the rate for prime bank eligible securities having a tenor closest to the Interest Period which is designated as the “AVG MID” on the Reuters Screen BBSW Page at approximately 10:10 a.m., Sydney time, on the Interest Determination Date. If the rate is not published prior to 10:30 a.m., Sydney time, on the Interest Determination Date, or if it is displayed but the Calculation Agent determines that there is a manifest error in that rate, then the BBSW rate will be the rate determined by the Calculation Agent having regard to comparable indices then available.

“Reuters Screen BBSW Page” means the display which appears on the display on Reuters (or any successor service) as page “BBSW” (or any other page as may replace such page), for the purpose of displaying BBSW rates or base lending rates of major Australian banks.

Interest for any Interest Period will be calculated on the basis of the actual number of days elapsed and a 365-day year. With respect to any Interest Payment Date, the “Interest Period” is the period commencing on and including the immediately preceding Interest Payment Date or, if none, April 27, 2017, and ending on and including the day immediately preceding that Interest Payment Date.

All percentages used in or resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%, and all U.S. dollar amounts used in or resulting from any of the above calculations will be rounded, if necessary, to the nearest cent, with one-half cent rounded upward.

The interest rate on the Securities of this series will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent shall, upon the request of a Holder of this Security, provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the Holder hereof. The Calculation Agent shall notify the Paying Agent of each determination of the interest applicable to this Security promptly after the determination is made. Citibank, N.A., London Branch will initially act as Calculation Agent. The Company may appoint a successor Calculation Agent with the written consent of the Paying Agent, which consent shall not be unreasonably withheld.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security will be made in immediately available funds at the office or agency of the Company maintained for that purpose in the City of London in U.S. dollars; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Any such designation for wire transfer purposes shall be made by providing written notice to the Paying Agent not later than 10 calendar days prior to the applicable Interest Payment Date. Payment of principal of and interest on this Security at Maturity will be made in U.S. dollars against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of London. Notwithstanding the foregoing, for so long as this Security is a Global Security registered in the name of a Depositary, payments of principal and interest on this Security will be made to such Depositary by wire transfer of immediately available funds.

The Paying Agent and Security Registrar for this Security is Citibank, N.A., London Branch. All notices to the Paying Agent under this Security shall be in writing and addressed to Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB or to such other address as the Company may notify to the Holder of this Security. References in this Security to the office or agency of the Company in the City of London are to the office of the Paying Agent.

As determined by the exchange agent under the terms of the Agency Agreement dated as of April 27, 2017 between the Company and Citibank, N.A., London Branch (the “Agency Agreement”), the amount of U.S. dollars payable in respect of any particular payment under this Security will be equal to the amount of Australian dollars otherwise payable exchanged into U.S.

dollars at the Australian dollar/U.S. dollar exchange rate determined by the exchange agent on the basis of its own internal foreign exchange conversion procedures, which conversion shall be conducted in a commercially reasonable manner on a similar basis to that which the exchange agent would use to effect such conversion for its customers, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the beneficial owners of this Security in the proportion of their respective holdings), all in accordance with the Agency Agreement.

The Company will pay any administrative costs imposed by banks on payors in making payments on this Security in immediately available funds and the Holder of this Security will pay any administrative costs imposed by banks on payees in connection with such payments. Any tax, assessment or governmental charge imposed upon payments on this Security will be borne by the Holder of this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATED:

WELLS FARGO & COMPANY

By:
Its:

Attest:
Its:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A., as Trustee

By:
Authorized Signature

OR

CITIBANK, N.A., LONDON BRANCH, as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

Floating Rate Notes Due April 27, 2022

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of February 21, 2017, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to A$550,000,000; provided, however, that the Company may, so long as no Event of Default has occurred and is continuing, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series are not subject to repayment at the option of the Holder hereof prior to April 27, 2022. The Securities of this series are redeemable at the option of the Company, subject to the prior approval of the Board of Governors of the Federal Reserve Board or other appropriate federal banking agency, in whole, but not in part, in the event that the Company becomes, or will become, obligated to pay any additional amounts as set forth below, at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed, plus any accrued but unpaid interest to, but excluding, the Redemption Date. The Securities of this series will not be entitled to any sinking fund.

Subject to the exemptions and limitations set forth below, the Company will pay additional amounts on this Security in U.S. dollars with respect to any beneficial owner of this Security that is a Non-U.S. Holder to ensure that each net payment to that Non-U.S. Holder on this Security that it beneficially owns will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. In no event will the Company be obligated to pay additional amounts that exceed the amount required to do so. For this purpose, a “net payment” on this Security means a payment by the Company, or any Paying Agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. If paid, these additional amounts will constitute additional interest on the Securities of this series.

As used in this Security, a “Non-U.S. Holder” is any beneficial owner of this Security that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). A “U.S. Holder” is a beneficial owner of this Security that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)), are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for a least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). “United States” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

The Company will not be required to pay additional amounts to a Non-U.S. Holder, however, in any of the circumstances described in items (1) through (14) below.

(1)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past;

•	having or having had a permanent establishment in the United States; or

•	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a (as each term is defined in the Code):

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated taxable income to avoid U.S. federal income tax.

(4)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote.

(5)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank that has invested in this Security as an extension of credit in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)      Additional amounts will not be payable to any beneficial owner of this Security that is:

•	a fiduciary;

•	a partnership;

•	a limited liability company;

•	another fiscally transparent entity; or

•	not the sole beneficial owner of this Security, or any portion of this Security.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements.

(8)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Security by the Company or the Paying Agent.

(9)      Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)    Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)    Additional amounts will not be payable if a payment on this Security is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, withholding, deduction or other governmental charge.

(12)    Additional amounts will not be payable if a payment on this Security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any Paying Agent from a payment of principal or interest on this Security if that payment can be made without such withholding by any other Paying Agent.

(13)    Additional amounts will not be payable if payment on this Security or in respect to this Security is reduced as a result of any tax, withholding, assessment or other governmental charge that is required to be paid or withheld from any payment under Code sections 1471 through 1474 (or any amended or successor provisions) and any regulations or official interpretations thereof or any law, agreement or regulations implementing an intergovernmental approach thereto.

(14)    Additional amounts will not be payable if a payment on this Security is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the Holder or beneficial owner of this Security (or any financial institution through which the Holder or beneficial owner holds this Security or through which payment on this Security is made) to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the Holder or beneficial owner (or any such financial institution), or concerning ownership of the Holder or beneficial owner, or any substantially similar requirement or agreement.

(15)    Additional amounts will not be payable if a payment on this Security is reduced as a result of any combination of items (1) through (14) above.

Except as specifically provided above, the Company will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of that government.

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

So long as the Securities of this series are in the form of Global Securities only, all Securities of this series will collectively be evidenced (a) by the Global Security for this series registered in the name of Citivic Nominees Limited (the “International Global Note”) and (b) by this Global Note (the “DTC Global Note”). The DTC Global Note and the International Global Note

will at all times collectively represent the aggregate principal amount of this series of Securities outstanding from time to time. If at any time a portion of the International Global Note is exchanged for an interest in the DTC Global Note, the principal amount of the DTC Global Note shall be increased, and the principal amount of the International Global Note shall be decreased, by the amount of such portion, and the DTC Global Note and the International Global Note shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal increase and decrease, respectively. If at any time a portion of the DTC Global Note is exchanged for an interest in the International Global Note, the principal amount of the DTC Global Note shall be decreased, and the principal amount of the International Global Note shall be increased, by the amount of such portion, and the DTC Global Note and the International Global Note shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal decrease and increase, respectively.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security. Any funds or securities deposited pursuant to such defeasance provisions will be Australian dollars or Australian government notes.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of London, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is issuable only in registered form without coupons in denominations of A$1,000 and integral multiples of A$1,000 in excess thereof and cannot be exchanged for debt securities of the Company in smaller denominations. Beneficial interests in this Security will only be held in denominations of A$1,000 and integral multiples of A$1,000 in excess thereof.

Beneficial interests in this Security to be transferred in, or into, Australia may only be transferred if: (i) the offer or invitation giving rise to the transfer is for an aggregate consideration of at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the transferor or its associates) and the offer or invitation (including any resulting transfer) does not require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act 2001 of Australia (“Corporations Act”); and (ii) the offer or invitation including any resulting transfer) does not constitute an offer to a “retail client” as defined for the purposes of section 761G of the Corporations Act.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of London, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described herein, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary and the Company does not appoint a qualified successor depositary within 90 days of receiving that notice, (ii) at any time DTC ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency, (iii) in the Company’s sole discretion, the Company determines that this Security will be exchangeable for definitive Securities in registered form or elects to terminate the book-entry only system through DTC and notifies the Trustee of its decision, or (iv) an Event of Default under the Indenture with respect to this Security has occurred or is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of the Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security and except that in the event the Company deposits money or Eligible Instruments as provided in Articles 4 and 15 of the Indenture, such payments will be made only from proceeds of such money or Eligible Instruments.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this

Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	--		Custodian
		(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                              attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee

SCHEDULE OF EXCHANGES OF INTERESTS

The following exchanges of a part of this Security for an interest in another Global Security or for a certificated Security, or exchanges of a part of another Global Security or certificated Security for an interest in this Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal Amount of this Security following such decrease (or increase)	Signature of Authorized Officer of Trustee or Fiscal Agent

                              (original issuance) A$

*	This Schedule may be used by the Trustee, Paying Agent, Fiscal Agent or other agent of the Company in respect of this Security, and, if so used, shall be deemed a part thereof for all purposes.